Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Inc. Reports Second Quarter 2004 Financial Results

ORLANDO, Fla. – July 21, 2004 — Rotech Healthcare Inc. (OTC: ROHI.PK) (the “Company”) today reported that net revenues for the second quarter ended June 30, 2004 were $133.4 million versus net revenues of $145.7 million for the same period last year. The Company reported net earnings of $10.4 million for the second quarter as compared to a net loss of $6.7 million for the second quarter of 2003. Diluted earnings per share were $0.40 for the second quarter ended June 30, 2004 versus a diluted loss per share of $0.27 for the same period last year.

For the six months ended June 30, 2004, net revenues were $267.4 million versus $298.3 million for the six months ended June 30, 2003. The Company reported net earnings of $19.4 million for the six months ended June 30, 2004 as compared to a net loss of $1.7 million for the comparable period last year. Diluted earnings per share were $0.76 for the six months ended June 30, 2004 as compared to a diluted loss per share of $0.07 for the six months ended June 30, 2003.

Respiratory therapy equipment and services revenues represented 87% of total revenue for the second quarter and the six month period ended June 30, 2004, versus 84% and 83%, for the second quarter and the six month period ended June 30, 2003, respectively. Durable medical equipment (DME) revenues represented 12% of total revenue for the second quarter and the six month period ended June 30, 2004, versus 15% for the same periods last year.

The Company views earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. These performance measures should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from this benchmark are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies. EBITDA was $45.7 million and $44.2 million, for the second quarter ended June 30, 2004 and June 30, 2003, respectively. EBITDA was $90.7 million for the six months ended June 30, 2004, versus $80.9 million for the six months ended June 30, 2003.

Set forth below is a comparable reconciliation of the Company’s net earnings to EBITDA:

Comparable reconciliation of Net Earnings to EBITDA (Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net earnings	$(6,679)	$10,389	$(1,682)	$19,433
Income taxes	(5,168)	7,220	(1,201)	13,526
Interest expense	9,824	8,392	20,630	17,624
Depreciation & amortization	46,245	19,697	63,164	40,115

EBITDA	$44,222	$45,698	$80,911	$90,698

During the second quarter, the Company was granted a waiver of certain provisions of its credit agreement in order to permit the Company to repurchase, prior to March 31, 2005, up to $50.0 million in the aggregate of its capital stock and/or its obligations under its 9 1/2% Senior Subordinated Notes due 2012.

Philip L. Carter, President and Chief Executive Officer, commented that, “Second quarter and year to date revenue decreased when compared to 2003 in part as a result of discontinuing contracts and business lines that did not meet the Company’s profit requirements as well as reductions in reimbursement for Medicare Part B drugs.” Mr. Carter added, “that the quarter and mid-year financial results are ‘as expected,’ as we continue to execute on our turnaround plan.”

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 500 operating centers, located principally in non-urban markets. Rotech’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid; the collectibility of the Company’s accounts receivable;

changes in government regulation generally; compliance with various settlement agreements and corporate compliance programs established by the Company; the Company’s emergence from bankruptcy and its spin-off from its former parent company; compliance with confidentiality requirements with respect to patient information; and other factors. Rotech Healthcare Inc. does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in Thousands)

	December 31, 2003	June 30, 2004
Assets

Current assets:
Cash and cash equivalents	$20,980	$39,764
Accounts receivable, net	81,862	78,799
Other accounts receivable	892	823
Inventories	7,989	8,234
Other current assets	19,580	16,928

Total current assets	131,303	144,548

Property and equipment, net	150,752	135,349
Identifiable intangible assets, net	17,684	17,102
Other goodwill	11,256	11,256
Reorganization value in excess of value of identifiable assets - goodwill	668,347	668,347
Other assets	13,941	12,725

	$993,283	$989,327

Liabilities and Stockholders’ Equity

Current liabilities:
Current and accrued liabilities	$67,327	$67,373
Current portion of long term debt	692	439

Total current liabilities	68,019	67,812

Deferred tax liabilities	25,905	25,905
Priority tax claim	8,352	7,091
Long term debt, less current portion	367,308	342,451
Series A Convertible Redeemable Preferred Stock	6,101	6,377

Stockholders’ equity:

Common stock	3	3
Additional paid-in capital	495,881	498,543
Retained earnings	21,714	41,145

Total stockholders’ equity	517,598	539,691

	$993,283	$989,327

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in Thousands except share and per share data)

	Three Months Ended June 30, 2003 (As restated)	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003 (As restated)	Six Months Ended June 30, 2004
Net revenue	$145,707	$133,400	$298,284	$267,411

Gross profit	83,549	99,661	200,697	200,954
Costs and expenses:
Provision for doubtful accounts	5,378	3,497	9,938	8,776
Selling, distribution and administrative	80,194	70,163	173,012	141,595

Total costs and expenses	85,572	73,660	182,950	150,371

Operating income	(2,023)	26,001	17,747	50,583
Interest expense, net	9,824	8,392	20,630	17,624

Earnings before income taxes	(11,847)	17,609	(2,883)	32,959
Federal and state income taxes	(5,168)	7,220	(1,201)	13,526

Net (loss) earnings	(6,679)	10,389	(1,682)	19,433
Accrued dividends on redeemable preferred stock	113	0	225	0

Net (loss) earnings available for common stockholders	$(6,792)	$10,389	$(1,907)	$19,433

Net (loss) earnings per common share – basic	$(0.27)	$0.41	$(0.07)	$0.78
Net (loss) earnings per common share – diluted	$(0.27)	$0.40	$(0.07)	$0.76
Weighted average shares outstanding – basic	25,000,000	25,082,338	25,000,000	25,062,183
Weighted average shares outstanding – diluted	25,000,000	25,822,785	25,000,000	25,662,982

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Three Months Ended June 30, 2003 (As restated)	Three Months Ended June 30, 2004	Six Months Ended June 30, 2003 (As restated)	Six Months Ended June 30, 2004
Net earnings	$(6,679)	$10,389	$(1,682)	$19,433

Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	5,378	3,497	9,938	8,776
Depreciation and amortization	46,245	19,697	63,164	40,115
Loss (Gain) on disposal of fixed assets	0	125	0	265
Net change in operating assets and liabilities	(11,274)	(8,992)	(8,377)	(2,916)

Net cash provided by operating activities	33,670	24,716	63,043	65,673

Cash flows from investing activities:
Purchases of property and equipment	(17,618)	(12,422)	(32,656)	(24,395)
Business acquisitions	0	0	(1,873)	0
Decrease in other assets	2,546	551	3,601	1,215

Net cash used in investing activities	(15,072)	(11,871)	(30,928)	(23,180)

Cash flows from financing activities:
Payments of long term borrowings	(20,063)	(110)	(30,513)	(25,110)
Payments of priority tax claims	(13)	(1,253)	(306)	(1,261)
Net proceeds from stock option exercises	0	2,662	0	2,662

Net cash used in financing activities	(20,076)	1,299	(30,819)	(23,709)

Increase in cash and cash equivalents	(1,478)	14,144	1,296	18,784

Cash and cash equivalents, beginning of period	30,786	25,620	28,012	20,980

Cash and cash equivalents, end of period	$29,308	$39,764	$29,308	$39,764